Exhibit 99.1 (Filed herewith)

NEWS RELEASE

Media Contact:

Ken Golden

Director, Global Public Relations

Deere & Company

309-765-5678

Deere Announces Third-Quarter Earnings of $642 Million

•                  Improving farm- and construction-equipment markets contribute to higher third-quarter results.

•                  Performance benefits from advanced products, flexible cost structure.

•                  Company maintains strong position to seize powerful long-term trends.

•                  Full-year forecast calls for 10% sales increase, net income of $2.075 billion.

MOLINE, Illinois (August 18, 2017) — Net income attributable to Deere & Company was $641.8 million, or $1.97 per share, for the third quarter ended July 30, 2017, compared with $488.8 million, or $1.55 per share, for the quarter ended July 31, 2016.

For the first nine months of fiscal 2017, net income attributable to Deere & Company was $1.649 billion, or $5.11 per share, compared with $1.239 billion, or $3.91 per share, for the same period last year.

Worldwide net sales and revenues increased 16 percent, to $7.808 billion, for the third quarter and increased 8 percent, to $21.720 billion, for the first nine months. Net sales of the equipment operations were $6.833 billion for the third quarter and $18.791 billion for nine months, compared with $5.861 billion and $17.737 billion for the periods last year.

“John Deere reported another quarter of strong performance as the company continued to benefit from improving market conditions throughout the world,” said Samuel R. Allen, chairman and chief executive officer. “We are seeing higher overall demand for our products with farm machinery sales in South America experiencing strong gains and construction equipment sales rising sharply. Deere’s performance also is being assisted by an advanced product portfolio and the continuing impact of a flexible cost structure and lean asset base.”

Summary of Operations

Net sales of the worldwide equipment operations increased 17 percent for the quarter and 6 percent for the first nine months compared with the year-ago periods. Sales included price realization of 1 percent for the quarter and 2 percent year to date. Foreign-currency rates did not have a material translation effect on net sales for either period compared with last year. Equipment net sales in the United

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States and Canada increased 11 percent for the quarter and were down 1 percent for the first nine months. Outside the U.S. and Canada, net sales increased 25 percent for the quarter and 17 percent for nine months, with favorable currency-translation effects of 1 percent for both periods.

Deere’s equipment operations reported operating profit of $795 million for the quarter and $2.152 billion for nine months, compared with $625 million and $1.526 billion, respectively, last year. The improvement for the quarter was primarily driven by higher shipment volumes and price realization, partially offset by increased production costs, higher selling, administrative and general expenses and warranty costs. On a year-to-date basis, results benefited from higher shipment volumes, price realization and a favorable product mix, partially offset by increased production costs, higher warranty costs and higher selling, administrative and general expenses. Results for both periods were aided by a gain on the sale of a partial interest in SiteOne Landscape Supply, Inc. (SiteOne).

Net income of the company’s equipment operations was $506 million for the third quarter and $1.291 billion for nine months, compared with $353 million and $873 million for the corresponding periods of 2016. In addition to the operating factors mentioned above, a lower effective tax rate improved results for the third quarter of 2017.

Financial services reported net income attributable to Deere & Company of $131.2 million for the quarter and $349.1 million for nine months compared with $125.9 million and $357.9 million last year. Results for the quarter benefited from lower losses on lease residual values, partially offset by a higher provision for credit losses and higher selling, administrative and general expenses. Year-to-date results were affected by less-favorable financing spreads and higher selling, administrative and general expenses, partially offset by lower losses on lease residual values.

Company Outlook & Summary

Company equipment sales are projected to increase about 10 percent for fiscal 2017 and be up about 24 percent for the fourth quarter compared with the same periods of 2016. Included in the forecast is a positive foreign-currency translation effect of about 1 percent for the full year and about 2 percent in the fourth quarter. Net sales and revenues are projected to increase about 11 percent for fiscal 2017 with net income attributable to Deere & Company of about $2.075 billion.

“Deere’s ability to deliver consistently strong financial results is proof of our success building a more durable business model,” Allen said. “We are continuing to find ways to make our operations more efficient and profitable while providing even more value to our global customers. As a result, we’re confident Deere is well-positioned to continue its strong performance and to fully capitalize on the world’s increasing need for advanced machinery and services in the future.”

* * *

Equipment Division Performance

Agriculture & Turf. Sales increased 13 percent for the quarter and 5 percent for nine months primarily due to higher shipment volumes and price realization, partially offset by higher warranty costs.

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Operating profit was $685 million for the quarter and $1.899 billion year to date, compared with respective totals of $571 million and $1.329 billion last year. Results for the quarter benefited from higher shipment volumes and price realization, partially offset by increases in production costs, warranty expenses and selling, administrative and general expenses. Year-to-date results received support from higher shipment volumes, price realization and a more-favorable sales mix, partially offset by increased production costs and higher warranty expenses. The gain on the sale of a partial interest in SiteOne contributed to the division’s results for both periods.

Construction & Forestry. Construction and forestry sales increased 29 percent for the quarter and 10 percent for nine months mainly as a result of higher shipment volumes. Results were negatively affected by higher sales-incentive expenses for the quarter and by higher warranty costs year to date.

Operating profit was $110 million for the quarter and $253 million for nine months, compared with $54 million and $197 million last year. Results for the quarter were helped by increased shipment volumes, partially offset by higher selling, administrative and general expenses, higher sales-incentive expenses and increased production costs. Benefiting nine-month results were higher shipment volumes, partially offset by increases in warranty costs, selling, administrative and general expenses and production costs.

Market Conditions & Outlook

Agriculture & Turf. Deere’s worldwide sales of agriculture and turf equipment are forecast to increase by about 9 percent for fiscal-year 2017, including a positive currency-translation effect of about 1 percent. Industry sales for agricultural equipment in the U.S. and Canada are forecast to be down about 5 percent for 2017, reflecting weakness in the livestock sector and the continuing impact of low crop prices. The decline is affecting both large and small equipment.

Full-year 2017 industry sales in the EU28 member nations are forecast to be flat to down 5 percent, with the decline attributable to low commodity prices and farm incomes. South American industry sales of tractors and combines are projected to be up about 20 percent as a result of improving economic and political conditions in Brazil and Argentina. Asian sales are projected to be flat to down slightly.

Industry sales of turf and utility equipment in the U.S. and Canada are expected to be about flat for 2017.

Construction & Forestry. Deere’s worldwide sales of construction and forestry equipment are forecast to be up about 15 percent for 2017, with no material currency-translation impact. The forecast reflects moderate economic growth worldwide. In forestry, global industry sales are expected to be down 5 to 10 percent due to soft conditions in North America.

Financial Services. Fiscal-year 2017 net income attributable to Deere & Company for the financial services operations is expected to be approximately $475 million. In comparison with

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performance in 2016, the outlook reflects lower losses on lease residual values, partially offset by higher selling, administrative and general expenses, less-favorable financing spreads and an increased provision for credit losses.

John Deere Capital Corporation

The following is disclosed on behalf of the company’s financial services subsidiary,

John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

Net income attributable to JDCC was $88.3 million for the third quarter and $227.0 million year to date, compared with $90.4 million and $259.9 million for the respective periods last year. The decline for both periods was primarily due to less-favorable financing spreads, higher selling, administrative and general expenses and a lower average portfolio, partially offset by lower losses on lease residual values.

Net receivables and leases financed by JDCC were $32.929 billion at July 30, 2017, compared with $32.928 billion at July 31, 2016.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Outlook & Summary,” “Market Conditions & Outlook,” and other forward-looking statements herein that relate to future events, expectations, and trends involve factors that are subject to change, and risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the company’s businesses.

The company’s agricultural equipment business is subject to a number of uncertainties including the factors that affect farmers’ confidence and financial condition.  These factors include demand for agricultural products, world grain stocks, weather conditions, soil conditions, harvest yields, prices for commodities and livestock, crop and livestock production expenses, availability of transport for crops, the growth and sustainability of non-food uses for some crops (including ethanol and biodiesel production), real estate values, available acreage for farming, the land ownership policies of governments, changes in government farm programs and policies, international reaction to such programs, changes in environmental regulations and their impact on farming practices; changes in and effects of crop insurance programs, global trade agreements, animal diseases and their effects on poultry, beef and pork consumption and prices, crop pests and diseases, and the level of farm product exports (including concerns about genetically modified organisms).

Factors affecting the outlook for the company’s turf and utility equipment include consumer confidence, weather conditions, customer profitability, consumer borrowing patterns, consumer

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purchasing preferences, housing starts, infrastructure investment, spending by municipalities and golf courses, and consumable input costs.

Consumer spending patterns, real estate and housing prices, the number of housing starts, interest rates and the levels of public and non-residential construction are important to sales and results of the company’s construction and forestry equipment.  Prices for pulp, paper, lumber and structural panels are important to sales of forestry equipment.

All of the company’s businesses and its results are affected by general economic conditions in the global markets and industries in which the company operates; customer confidence in general economic conditions; government spending and taxing; foreign currency exchange rates and their volatility, especially fluctuations in the value of the U.S. dollar; interest rates; inflation and deflation rates; changes in weather patterns; the political and social stability of the global markets in which the company operates; the effects of, or response to, terrorism and security threats; wars and other conflicts; natural disasters; and the spread of major epidemics.

Significant changes in market liquidity conditions, changes in the company’s credit ratings and any failure to comply with financial covenants in credit agreements could impact access to funding and funding costs, which could reduce the company’s earnings and cash flows.  Financial market conditions could also negatively impact customer access to capital for purchases of the company’s products and customer confidence and purchase decisions, borrowing and repayment practices, and the number and size of customer loan delinquencies and defaults.  A debt crisis, in Europe or elsewhere, could negatively impact currencies, global financial markets, social and political stability, funding sources and costs, asset and obligation values, customers, suppliers, demand for equipment, and company operations and results.  The company’s investment management activities could be impaired by changes in the equity, bond and other financial markets, which would negatively affect earnings.

The potential withdrawal of the United Kingdom from the European Union and the perceptions as to the impact of the withdrawal may adversely affect business activity, political stability and economic conditions in the United Kingdom, the European Union and elsewhere. The economic conditions and outlook could be further adversely affected by (i) the uncertainty concerning the timing and terms of the exit, (ii) new or modified trading arrangements between the United Kingdom and other countries, (iii) the risk that one or more other European Union countries could come under increasing pressure to leave the European Union, or (iv) the risk that the euro as the single currency of the Eurozone could cease to exist. Any of these developments, or the perception that any of these developments are likely to occur, could affect economic growth or business activity in the United Kingdom or the European Union, and could result in the relocation of businesses, cause business interruptions, lead to economic recession or depression, and impact the stability of the financial markets, availability of credit, currency exchange rates, interest rates, financial institutions, and political, financial and monetary systems. Any of these developments could affect our businesses, liquidity, results of operations and financial position.

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Additional factors that could materially affect the company’s operations, access to capital, expenses and results include changes in, uncertainty surrounding and the impact of governmental trade, banking, monetary and fiscal policies, including financial regulatory reform and its effects on the consumer finance industry, derivatives, funding costs and other areas, and governmental programs, policies, tariffs and sanctions in particular jurisdictions or for the benefit of certain industries or sectors; actions by central banks; actions by financial and securities regulators; actions by environmental, health and safety regulatory agencies, including those related to engine emissions, carbon and other greenhouse gas emissions, noise and the effects of climate change; changes to GPS radio frequency bands or their permitted uses; changes in labor regulations; changes to accounting standards; changes in tax rates, estimates, and regulations and company actions related thereto; compliance with U.S. and foreign laws when expanding to new markets and otherwise; and actions by other regulatory bodies.

Other factors that could materially affect results include production, design and technological innovations and difficulties, including capacity and supply constraints and prices; the loss of or challenges to intellectual property rights whether through theft, infringement, counterfeiting or otherwise; the availability and prices of strategically sourced materials, components and whole goods; delays or disruptions in the company’s supply chain or the loss of liquidity by suppliers; disruptions of infrastructures that support communications, operations or distribution; the failure of suppliers or the company to comply with laws, regulations and company policy pertaining to employment, human rights, health, safety, the environment, anti-corruption, privacy and data protection and other ethical business practices; events that damage the company’s reputation or brand; significant investigations, claims, lawsuits or other legal proceedings; start-up of new plants and products; the success of new product initiatives; changes in customer product preferences and sales mix; gaps or limitations in rural broadband coverage, capacity and speed needed to support technology solutions; oil and energy prices, supplies and volatility; the availability and cost of freight; actions of competitors in the various industries in which the company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; changes in demand and pricing for used equipment and resulting impacts on lease residual values; labor relations and contracts; changes in the ability to attract, train and retain qualified personnel; acquisitions and divestitures of businesses; greater than anticipated transaction costs; the integration of new businesses; the failure or delay in realizing anticipated benefits of acquisitions, joint ventures or divestitures; the implementation of organizational changes; the failure to realize anticipated savings or benefits of cost reduction, productivity, or efficiency efforts; difficulties related to the conversion and implementation of enterprise resource planning systems; security breaches, cybersecurity attacks, technology failures and other disruptions to the company’s and suppliers’ information technology infrastructure; changes in company declared dividends and common stock issuances and repurchases; changes in the level and funding of employee retirement benefits; changes in market values of investment assets, compensation, retirement, discount and mortality rates which impact retirement benefit costs; and significant changes in health care costs.

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The liquidity and ongoing profitability of John Deere Capital Corporation and other credit subsidiaries depend largely on timely access to capital in order to meet future cash flow requirements, and to fund operations, costs, and purchases of the company’s products.  If general economic conditions deteriorate or capital markets become more volatile, funding could be unavailable or insufficient.  Additionally, customer confidence levels may result in declines in credit applications and increases in delinquencies and default rates, which could materially impact write-offs and provisions for credit losses.

The company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The company, except as required by law, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the company and its businesses, including factors that could materially affect the company’s financial results, is included in the company’s other filings with the SEC (including, but not limited to, the factors discussed in Item 1A. Risk Factors of the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q).

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Third Quarter 2017 Press Release

(in millions of dollars)

Unaudited

	Three Months Ended			Nine Months Ended
	July 30	July 31%		July 30	July 31%
	2017	2016	Change	2017	2016	Change
Net sales and revenues:
Agriculture and turf	$5,338	$4,704	+13	$14,730	$14,046	+5
Construction and forestry	1,495	1,157	+29	4,061	3,691	+10
Total net sales	6,833	5,861	+17	18,791	17,737	+6
Financial services	741	667	+11	2,153	1,954	+10
Other revenues	234	196	+19	776	433	+79
Total net sales and revenues	$7,808	$6,724	+16	$21,720	$20,124	+8

Operating profit: *
Agriculture and turf	$685	$571	+20	$1,899	$1,329	+43
Construction and forestry	110	54	+104	253	197	+28
Financial services	200	191	+5	529	545	-3
Total operating profit	995	816	+22	2,681	2,071	+29
Reconciling items **	(100)	(100)		(283)	(272)	+4
Income taxes	(253)	(227)	+11	(749)	(560)	+34
Net income attributable to Deere & Company	$642	$489	+31	$1,649	$1,239	+33

*                      Operating profit is income from continuing operations before corporate expenses, certain external interest expense, certain foreign exchange gains and losses, and income taxes. Operating profit of the financial services segment includes the effect of interest expense and foreign exchange gains or losses.

**               Reconciling items are primarily corporate expenses, certain external interest expense, certain foreign exchange gains and losses, and net income attributable to noncontrolling interests.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED INCOME

For the Three Months Ended July 30, 2017 and July 31, 2016

(In millions of dollars and shares except per share amounts) Unaudited

	2017	2016

Net Sales and Revenues
Net sales	$6,833.0	$5,861.4
Finance and interest income	688.8	638.5
Other income	286.0	224.5
Total	7,807.8	6,724.4

Costs and Expenses
Cost of sales	5,265.1	4,494.2
Research and development expenses	335.4	338.8
Selling, administrative and general expenses	791.2	709.0
Interest expense	216.3	200.7
Other operating expenses	309.9	276.6
Total	6,917.9	6,019.3

Income of Consolidated Group before Income Taxes	889.9	705.1
Provision for income taxes	253.2	226.5
Income of Consolidated Group	636.7	478.6
Equity in income of unconsolidated affiliates	5.6	10.0
Net Income	642.3	488.6
Less: Net income (loss) attributable to noncontrolling interests	.5	(.2)
Net Income Attributable to Deere & Company	$641.8	$488.8

Per Share Data
Basic	$2.00	$1.55
Diluted	$1.97	$1.55

Average Shares Outstanding
Basic	320.8	314.3
Diluted	325.1	315.7

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED INCOME

For the Nine Months Ended July 30, 2017 and July 31, 2016

(In millions of dollars and shares except per share amounts) Unaudited

	2017	2016
Net Sales and Revenues
Net sales	$18,790.7	$17,737.1
Finance and interest income	2,009.3	1,849.0
Other income	920.0	538.3
Total	21,720.0	20,124.4

Costs and Expenses
Cost of sales	14,506.5	13,865.3
Research and development expenses	970.7	1,003.1
Selling, administrative and general expenses	2,225.8	2,016.8
Interest expense	651.3	564.9
Other operating expenses	978.5	884.7
Total	19,332.8	18,334.8

Income of Consolidated Group before Income Taxes	2,387.2	1,789.6
Provision for income taxes	748.7	559.9
Income of Consolidated Group	1,638.5	1,229.7
Equity in income of unconsolidated affiliates	10.0	7.3
Net Income	1,648.5	1,237.0
Less: Net loss attributable to noncontrolling interests	(.3)	(1.6)
Net Income Attributable to Deere & Company	$1,648.8	$1,238.6

Per Share Data
Basic	$5.17	$3.93
Diluted	$5.11	$3.91

Average Shares Outstanding
Basic	318.8	315.4
Diluted	322.5	316.7

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY

CONDENSED CONSOLIDATED BALANCE SHEET

(In millions of dollars) Unaudited

	July 30	October 30	July 31
	2017	2016	2016
Assets
Cash and cash equivalents	$6,537.4	$4,335.8	$4,321.0
Marketable securities	426.1	453.5	468.9
Receivables from unconsolidated affiliates	28.5	16.5	18.7
Trade accounts and notes receivable - net	4,389.8	3,011.3	3,924.6
Financing receivables - net	23,722.1	23,702.3	22,594.8
Financing receivables securitized - net	4,923.1	5,126.5	5,947.4
Other receivables	829.2	1,018.5	811.9
Equipment on operating leases - net	6,235.6	5,901.5	5,602.7
Inventories	4,252.9	3,340.5	3,851.3
Property and equipment - net	4,968.5	5,170.6	5,047.3
Investments in unconsolidated affiliates	220.8	232.6	246.2
Goodwill	845.8	815.7	823.6
Other intangible assets - net	92.0	104.1	109.5
Retirement benefits	219.1	93.6	323.1
Deferred income taxes	3,067.7	2,964.4	2,612.6
Other assets	1,591.3	1,631.1	1,835.5
Total Assets	$62,349.9	$57,918.5	$58,539.1

Liabilities and Stockholders’ Equity

Liabilities
Short-term borrowings	$9,019.4	$6,910.7	$7,360.6
Short-term securitization borrowings	4,780.9	4,997.8	5,722.6
Payables to unconsolidated affiliates	77.8	81.6	74.2
Accounts payable and accrued expenses	7,599.0	7,240.1	6,799.5
Deferred income taxes	190.0	166.0	172.3
Long-term borrowings	23,674.3	23,703.0	24,068.9
Retirement benefits and other liabilities	8,419.6	8,274.5	6,886.9
Total liabilities	53,761.0	51,373.7	51,085.0

Redeemable noncontrolling interest	14.0	14.0	14.4

Stockholders’ Equity
Total Deere & Company stockholders’ equity	8,572.2	6,520.0	7,428.4
Noncontrolling interests	2.7	10.8	11.3
Total stockholders’ equity	8,574.9	6,530.8	7,439.7
Total Liabilities and Stockholders’ Equity	$62,349.9	$57,918.5	$58,539.1

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED CASH FLOWS

For the Nine Months Ended July 30, 2017 and July 31, 2016

(In millions of dollars) Unaudited

	2017	2016
Cash Flows from Operating Activities
Net income	$1,648.5	$1,237.0
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	76.8	70.3
Provision for depreciation and amortization	1,279.0	1,158.4
Impairment charges		49.7
Share-based compensation expense	50.7	51.8
Gain on sale of unconsolidated affiliates and investments	(375.1)	(74.5)
Undistributed earnings of unconsolidated affiliates	(9.3)	.7
Provision (credit) for deferred income taxes	(77.5)	155.5
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales	(1,091.1)	(588.1)
Inventories	(1,348.0)	(380.1)
Accounts payable and accrued expenses	316.2	(461.9)
Accrued income taxes payable/receivable	167.8	82.1
Retirement benefits	173.1	145.8
Other	(81.8)	(123.0)
Net cash provided by operating activities	729.3	1,323.7

Cash Flows from Investing Activities
Collections of receivables (excluding receivables related to sales)	11,334.4	11,312.7
Proceeds from maturities and sales of marketable securities	388.8	139.2
Proceeds from sales of equipment on operating leases	1,086.6	916.6
Proceeds from sales of businesses and unconsolidated affiliates, net of cash sold	113.9	81.1
Cost of receivables acquired (excluding receivables related to sales)	(11,325.6)	(10,423.4)
Purchases of marketable securities	(77.0)	(149.9)
Purchases of property and equipment	(373.7)	(387.0)
Cost of equipment on operating leases acquired	(1,395.3)	(1,730.6)
Acquisitions of businesses, net of cash acquired		(198.9)
Other	(53.3)	77.8
Net cash used for investing activities	(301.2)	(362.4)

Cash Flows from Financing Activities
Increase (decrease) in total short-term borrowings	1,648.9	(133.7)
Proceeds from long-term borrowings	4,364.5	4,115.2
Payments of long-term borrowings	(4,205.6)	(3,977.3)
Proceeds from issuance of common stock	488.6	17.5
Repurchases of common stock	(6.2)	(205.4)
Dividends paid	(571.3)	(572.6)
Other	(62.9)	(53.6)
Net cash provided by (used for) financing activities	1,656.0	(809.9)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	117.5	7.4

Net Increase in Cash and Cash Equivalents	2,201.6	158.8
Cash and Cash Equivalents at Beginning of Period	4,335.8	4,162.2
Cash and Cash Equivalents at End of Period	$6,537.4	$4,321.0

See Condensed Notes to Interim Consolidated Financial Statements.

Condensed Notes to Interim Consolidated Financial Statements (Unaudited)

(1)         In December 2016, the Company sold approximately 38 percent of its interest in SiteOne Landscape Supply, Inc. (SiteOne) resulting in gross proceeds of $114 million and a gain of $105 million pretax or $66 million after-tax. In April 2017, the Company sold an additional 68 percent of its then remaining interest in SiteOne resulting in gross proceeds of $184 million and a gain of $176 million pretax or $111 million after-tax. In July 2017, the Company sold its remaining interest in SiteOne resulting in gross proceeds of $98 million and a gain of $94 million pretax or $59 million after-tax. The gains were recorded in other income in the agriculture and turf operating segment.

(2)         In the third quarter of 2017, the Company early adopted ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting, which amends ASC 718, Compensation – Stock Compensation. This ASU changes the treatment of share based payment transactions by recognizing the impact of excess tax benefits or deficiencies related to exercised or vested awards in income tax expense in the period of exercise or vesting, instead of common stock. As required, this change was reflected for all periods in fiscal year 2017. This change increased net income in the third quarter and first nine months of fiscal year 2017 by $14 million and $25 million, respectively. The ASU also modified the presentation of excess tax benefits in the statement of consolidated cash flows by including that amount with other income tax cash flows as an operating activity and no longer presented separately as a financing activity. This change was recognized through a retrospective application that increased net cash flow provided by operating activities by approximately $25 million and $4 million for the first nine months of fiscal years 2017 and 2016, respectively.

(3)         During the fourth quarter of 2016, the Company announced voluntary employee separation programs as part of its effort to reduce operating costs. The programs provided for cash payments based on previous years of service. The expense is recorded in the period the employees accept the separation offer. The programs’ total pretax expenses are approximately $113 million, of which $11 million was recorded in the fourth quarter of 2016, $94 million was recorded in the first quarter of 2017, $5 million was recorded in the second quarter, and $2 million was recorded in the third quarter with $1 million to be recognized in the fourth quarter. The payments for all programs were substantially made in the first quarter of 2017. The total 2017 expenses are allocated approximately 30 percent cost of sales, 16 percent research and development, and 54 percent selling, administrative and general. In addition, the expenses are allocated 74 percent to agriculture and turf operations, 18 percent to the construction and forestry operations, and 8 percent to the financial services operations. Savings from these programs are estimated to be approximately $70 million in 2017.

(4)         Dividends declared and paid on a per share basis were as follows:

	Three Months Ended		Nine Months Ended
	July 30	July 31	July 30	July 31
	2017	2016	2017	2016

Dividends declared	$.60	$.60	$1.80	$1.80
Dividends paid	$.60	$.60	$1.80	$1.80

(5)         The calculation of basic net income per share is based on the average number of shares outstanding. The calculation of diluted net income per share recognizes any dilutive effect of share-based compensation.

(6)         The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries. In the supplemental consolidating data in Note 7 to the financial statements, “Equipment Operations” include the Company’s agriculture and turf operations and construction and forestry operations with “Financial Services” reflected on the equity basis.

(7) SUPPLEMENTAL CONSOLIDATING DATA
STATEMENT OF INCOME

For the Three Months Ended July 30, 2017 and July 31, 2016

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2017	2016	2017	2016
Net Sales and Revenues
Net sales	$6,833.0	$5,861.4
Finance and interest income	20.3	15.1	$744.8	$691.0
Other income	266.6	216.9	63.4	27.6
Total	7,119.9	6,093.4	808.2	718.6

Costs and Expenses
Cost of sales	5,265.5	4,494.6
Research and development expenses	335.4	338.8
Selling, administrative and general expenses	639.7	573.1	152.7	137.6
Interest expense	65.8	65.9	161.3	140.8
Interest compensation to Financial Services	65.4	61.6
Other operating expenses	58.1	45.6	294.3	248.9
Total	6,429.9	5,579.6	608.3	527.3

Income of Consolidated Group before Income Taxes	690.0	513.8	199.9	191.3
Provision for income taxes	184.2	160.9	69.0	65.6
Income of Consolidated Group	505.8	352.9	130.9	125.7

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Financial Services	131.2	125.9	.3	.2
Other	5.3	9.8
Total	136.5	135.7	.3	.2
Net Income	642.3	488.6	131.2	125.9
Less: Net income (loss) attributable to noncontrolling interests	.5	(.2)
Net Income Attributable to Deere & Company	$641.8	$488.8	$131.2	$125.9

*       Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
STATEMENT OF INCOME

For the Nine Months Ended July 30, 2017 and July 31, 2016

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2017	2016	2017	2016
Net Sales and Revenues
Net sales	$18,790.7	$17,737.1
Finance and interest income	60.3	45.8	$2,148.6	$1,988.9
Other income	864.2	497.1	182.5	143.9
Total	19,715.2	18,280.0	2,331.1	2,132.8

Costs and Expenses
Cost of sales	14,507.8	13,866.7
Research and development expenses	970.7	1,003.1
Selling, administrative and general expenses	1,816.2	1,642.6	414.0	379.6
Interest expense	199.6	195.7	479.4	386.7
Interest compensation to Financial Services	171.5	168.2
Other operating expenses	189.7	158.2	910.2	822.4
Total	17,855.5	17,034.5	1,803.6	1,588.7

Income of Consolidated Group before Income Taxes	1,859.7	1,245.5	527.5	544.1
Provision for income taxes	569.2	372.5	179.5	187.4
Income of Consolidated Group	1,290.5	873.0	348.0	356.7

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Financial Services	349.1	357.9	1.1	1.2
Other	8.9	6.1
Total	358.0	364.0	1.1	1.2
Net Income	1,648.5	1,237.0	349.1	357.9
Less: Net loss attributable to noncontrolling interests	(.3)	(1.6)
Net Income Attributable to Deere & Company	$1,648.8	$1,238.6	$349.1	$357.9

*       Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

CONDENSED BALANCE SHEET

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*			FINANCIAL SERVICES
	July 30	October 30	July 31	July 30	October 30	July 31
	2017	2016	2016	2017	2016	2016
Assets
Cash and cash equivalents	$5,338.4	$3,140.5	$3,134.9	$1,199.0	$1,195.3	$1,186.1
Marketable securities	21.4	34.2	40.2	404.7	419.3	428.7
Receivables from unconsolidated subsidiaries and affiliates	2,570.9	3,150.1	2,429.5
Trade accounts and notes receivable - net	758.8	654.2	535.4	4,828.8	3,370.5	4,560.6
Financing receivables - net		.4	.4	23,722.1	23,701.9	22,594.4
Financing receivables securitized - net				4,923.1	5,126.5	5,947.4
Other receivables	708.0	855.4	726.6	147.1	164.0	103.0
Equipment on operating leases - net				6,235.6	5,901.5	5,602.7
Inventories	4,252.9	3,340.5	3,851.3
Property and equipment - net	4,919.1	5,118.5	4,994.7	49.4	52.1	52.6
Investments in unconsolidated subsidiaries and affiliates	4,800.4	4,697.0	4,752.9	13.8	11.9	11.6
Goodwill	845.8	815.7	823.6
Other intangible assets - net	92.0	104.1	109.5
Retirement benefits	219.1	93.6	319.0	17.9	20.5	21.8
Deferred income taxes	3,720.6	3,556.0	3,173.2	68.8	75.5	71.9
Other assets	948.5	834.9	838.7	644.7	798.1	999.9
Total Assets	$29,195.9	$26,395.1	$25,729.9	$42,255.0	$40,837.1	$41,580.7

Liabilities and Stockholders’ Equity

Liabilities
Short-term borrowings	$342.8	$249.0	$261.7	$8,676.6	$6,661.7	$7,098.9
Short-term securitization borrowings				4,780.9	4,997.8	5,722.6
Payables to unconsolidated subsidiaries and affiliates	77.8	81.5	74.2	2,542.4	3,133.6	2,410.7
Accounts payable and accrued expenses	7,213.5	6,661.2	6,470.8	1,611.2	1,595.2	1,521.0
Deferred income taxes	105.2	87.3	97.3	806.5	745.9	707.5
Long-term borrowings	4,523.6	4,565.3	4,557.2	19,150.7	19,137.7	19,511.7
Retirement benefits and other liabilities	8,344.1	8,206.0	6,814.6	93.4	89.0	90.0
Total liabilities	20,607.0	19,850.3	18,275.8	37,661.7	36,360.9	37,062.4

Redeemable noncontrolling interest	14.0	14.0	14.4

Stockholders’ Equity
Total Deere & Company stockholders’ equity	8,572.2	6,520.0	7,428.4	4,593.3	4,476.2	4,518.3
Noncontrolling interests	2.7	10.8	11.3
Total stockholders’ equity	8,574.9	6,530.8	7,439.7	4,593.3	4,476.2	4,518.3
Total Liabilities and Stockholders’ Equity	$29,195.9	$26,395.1	$25,729.9	$42,255.0	$40,837.1	$41,580.7

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

STATEMENT OF CASH FLOWS

For the Nine Months Ended July 30, 2017 and July 31, 2016

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2017	2016	2017	2016
Cash Flows from Operating Activities
Net income	$1,648.5	$1,237.0	$349.1	$357.9
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	1.5	5.3	75.3	65.0
Provision for depreciation and amortization	640.1	613.7	725.1	615.5
Impairment charges				49.7
Gain on sale of unconsolidated affiliates and investments	(375.1)	(74.5)
Undistributed earnings of unconsolidated subsidiaries and affiliates	(37.3)	55.9	(1.0)	(1.0)
Provision (credit) for deferred income taxes	(145.1)	(77.0)	67.6	232.5
Changes in assets and liabilities:
Trade receivables	(104.2)	(57.5)
Inventories	(829.4)	59.5
Accounts payable and accrued expenses	471.8	(285.6)	28.9	7.8
Accrued income taxes payable/receivable	150.9	76.2	16.9	5.9
Retirement benefits	166.6	139.6	6.5	6.2
Other	(50.9)	(44.3)	116.0	56.8
Net cash provided by operating activities	1,537.4	1,648.3	1,384.4	1,396.3

Cash Flows from Investing Activities
Collections of receivables (excluding trade and wholesale)			12,275.9	12,208.1
Proceeds from maturities and sales of marketable securities	296.3	75.6	92.5	63.6
Proceeds from sales of equipment on operating leases			1,086.6	916.6
Proceeds from sales of businesses and unconsolidated affiliates, net of cash sold	113.9	81.1
Cost of receivables acquired (excluding trade and wholesale)			(12,366.5)	(11,236.7)
Purchases of marketable securities		(61.0)	(77.0)	(88.9)
Purchases of property and equipment	(372.5)	(385.4)	(1.2)	(1.6)
Cost of equipment on operating leases acquired			(2,096.2)	(2,324.8)
Increase in trade and wholesale receivables			(1,070.9)	(786.5)
Acquisitions of businesses, net of cash acquired		(198.9)
Other	(55.7)	(24.2)	(18.7)	70.7
Net cash used for investing activities	(18.0)	(512.8)	(2,175.5)	(1,179.5)

Cash Flows from Financing Activities
Increase (decrease) in total short-term borrowings	42.3	(170.0)	1,606.6	36.3
Change in intercompany receivables/payables	634.9	(12.1)	(634.9)	12.1
Proceeds from long-term borrowings	64.8	139.4	4,299.7	3,975.8
Payments of long-term borrowings	(44.5)	(70.3)	(4,161.1)	(3,907.0)
Proceeds from issuance of common stock	488.6	17.5
Repurchases of common stock	(6.2)	(205.4)
Dividends paid	(571.3)	(572.6)	(320.2)	(412.1)
Other	(43.2)	(28.7)	.3	(3.8)
Net cash provided by (used for) financing activities	565.4	(902.2)	790.4	(298.7)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	113.1	1.6	4.4	5.8

Net Increase (Decrease) in Cash and Cash Equivalents	2,197.9	234.9	3.7	(76.1)
Cash and Cash Equivalents at Beginning of Period	3,140.5	2,900.0	1,195.3	1,262.2
Cash and Cash Equivalents at End of Period	$5,338.4	$3,134.9	$1,199.0	$1,186.1

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.